Ex-99.(d)(89)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

         AMENDMENT made as of September 1, 2004 to the Investment Sub-Advisory Agreement made as of the 1st day of May 2001, as amended October 31, 2003, (the "Agreement") between Travelers Asset Management International Company LLC ("TAMIC") (successor to Travelers Asset Management International Corporation) and Massachusetts Financial Services Company (the "Sub-Adviser").

                                   WITNESSETH:

         WHEREAS, TAMIC and the Sub-Adviser have entered into an Investment Sub-Advisory Agreement with respect to the MFS Value Portfolio of The Travelers Series Trust (the "Agreement") dated May 1, 2001;

         WHEREAS, TAMIC and the Sub-Adviser desire to amend the Agreement to change the investment subadvisory fee;

         NOW THEREFORE, in consideration of the mutual promises set forth below, TAMIC and the Sub-Adviser hereby agree to amend Section 4 of this Agreement to read as follows:

         4.       COMPENSATION

                  In consideration of the services rendered pursuant to this Agreement, TAMIC will pay the Sub-Adviser an amount equivalent on an annual basis to the following:

                                                            Aggregate Net Asset
       Annual                                                      Value
   MANAGEMENT FEE                                            OF THE PORTFOLIO
  ----------------                                         ---------------------
       0.375%                 of the first                     $600,000,000
       0.350%                 of the next                      $300,000,000
       0.325%                 of the next                      $600,000,000
       0.300%                 of the next                    $1,000,000,000
       0.250%                 of amounts over                $2,500,000,000

                  The parties understand that the fee will be calculated daily and paid monthly. The Sub-Adviser shall have no right to obtain compensation directly from the Trust or the Portfolio for services provided hereunder and agrees to look solely to TAMIC for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Sub-Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the then current Prospectus and/or the SAI.

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         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                        Travelers Asset Management International
                                        Company LLC

                                        By: /S/ DAVID R. MILLER
                                            --------------------
                                        Massachusetts Financial Services Company


                                        By: /S/ JEFFREY N. CARP
                                            --------------------